UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

ATHENEX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38112	43-1985966
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Main Street, Suite 600, Buffalo, New York	14203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 427-2950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ATNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 16, 2022, the Company completed the sale of its equity interests in its active pharmaceutical ingredient (“API”) manufacturing business in China to Chongqing Comfort Pharmaceutical Inc. as assignee of TiHe Capital (Beijing) Co. Ltd. (the “Buyer”) for an aggregate purchase price of RMB129.4 million, or approximately $18 million, pursuant to the Equity Purchase Agreement dated July 7, 2022 between the Company and the Buyer, as previously described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2022 (the “Sale”). Upon the closing of the Sale, the Company received 70% of the Sale proceeds in cash, and will receive the remaining 20% and 10% within three and six months of the closing, respectively.

Upon the closing of the Sale, the Company and ATNX SPV, LLC (the “Subsidiary”) entered into a non-exclusive supply agreement (the “Supply Agreement”) with entities controlled by the assignee of the Buyer (the “Supplier”). Under the Supply Agreement, the Supplier and Athenex agreed to pricing and other supply terms for certain API (“API Products”), including those used in Klisyri® (tirbanibulin) and oral paclitaxel, to be manufactured at certain manufacturing sites by the Supplier. The Supplier also agreed to fill purchase orders from the Company before orders from other parties, if it was unable to fulfill orders for API Products. The Company also agreed to place orders for API Products, other than tirbanibulin, with the Supplier before placing orders with any other party. The pricing terms of the Supply Agreement will remain in effect for at least five years, and then may be adjusted on an annual basis upon agreement of the parties. The Supply Agreement will expire on the later of 10 years from the effective date of the Agreement or the expiration of the last of the Company’s license agreements for the API Products. If the Supply Agreement is terminated prior to the end of this period, the Subsidiary has the right to request that the Supplier enter into a new supply agreement with the Subsidiary on substantially the same terms. The foregoing summary of the Supply Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Supply Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K and is incorporated herein by reference.

As of November 17, 2022, the Company received a waiver (the “Waiver”) of certain terms of the Credit Agreement and Guaranty, dated as of June 19, 2020 by and among the Company, as borrower, the guarantors from time to time party thereto, Oaktree Fund Administration, LLC, as administrative agent, and the lenders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Under the Waiver, the administrative agent and the lenders agreed to waive their right to mandatory prepayment of outstanding amounts under the Credit Agreement upon the closing of the Sale. The foregoing summary of the Waiver does not purport to be complete and is qualified in its entirety by reference to the full text of the Waiver, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Company issued a press release announcing the closing of the Sale on November 21, 2022. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description

10.1	Waiver to Credit and Guaranty Agreement, by and among Athenex, Inc., the Lenders party thereto, and Oaktree Fund Administration, LLC, as administrative agent for the Lenders, dated as of November 17, 2022

99.1	Press release issued by the Company on November 21, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENEX, INC.

Date: November 21, 2022		/s/ Joe Annoni
	Name:	Joe Annoni
	Title:	Chief Financial Officer